Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Michael Clendenin
July 21, 2005		212-460-4111

CON EDISON, INC. REPORTS 2005 SECOND QUARTER EARNINGS

Company Reaffirms 2005 Earnings Projection

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported net income for common stock for the second quarter of 2005 of $115 million or 47 cents a share, compared with earnings of $86 million or 37 cents a share for the second quarter of 2004. The company also declared a quarterly dividend of 57 cents a share on its common stock payable September 15, 2005 to stockholders of record as of August 17, 2005.

“Our solid performance in the second quarter benefited from the continued strengthening of the local economy,” said Eugene R. McGrath, Chairman and Chief Executive Officer.

The company’s net income for common stock for the first six months of 2005 was $297 million or $1.22 a share compared with $241 million or $1.05 a share for the first six months of 2004.

The following table represents an analysis of the major factors affecting Con Edison’s earnings per share for the second quarter and first six months of 2005 compared with the 2004 periods:

	Second Quarter Variation	Six Months Variation
Con Edison of New York:
Sales growth (estimated)	$0.03	$0.07
Impact of weather in 2005 versus 2004 (estimated)	(0.03)	(0.04)
Electric rate plan (estimated)	0.24	0.24
Gas rate plan (estimated)	0.03	0.11
Steam rate plan (estimated)	0.04	0.13
Increased pension and other postretirement benefit costs	(0.04)	(0.10)
Higher operation and maintenance expense	(0.04)	(0.08)
Higher depreciation and property tax expense	(0.10)	(0.14)
Other	(0.01)	(0.04)

Total Con Edison of New York	0.12	0.15
Orange and Rockland Utilities	—	—
Unregulated energy subsidiaries (including parent company)	(0.02)	—

Total earnings per share variation from continuing operations	$0.10	$0.15
Discontinued operations – Con Edison Communications	—	0.02

Total earnings per share variation	$0.10	$0.17

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CON EDISON, INC. REPORTS 2005 SECOND QUARTER EARNINGS	Page 2

The earnings per share variations shown above reflect the dilutive effect of a higher weighted average number of common shares outstanding in the 2005 three-month and six-month periods (243 million shares in each period) than in the 2004 three-month and six-month periods (234 million and 231 million shares, respectively).

For Con Edison of New York, increased revenues under the electric rate plan that took effect in April 2005 and the gas and steam rate plans that took effect in October 2004 address higher expenses for pensions and other postretirement benefits, ongoing operations and maintenance, and depreciation and property taxes, and provide a return on capital invested in the energy infrastructure. The increases in pension and other postretirement benefit costs reflect primarily lower net pension credits from the amortization of previous years’ net investment gains and losses. Higher depreciation and property taxes reflect continuing infrastructure investment programs and the commercial start-up of the East River Repowering Project.

For the year 2005, the company confirms its previous forecast of earnings in the range of $2.75 to $2.90 per share.

For the three months ended June 30, 2005, amounts of electricity, gas and steam delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased 1.5 percent, 2.0 percent and 1.0 percent, respectively, as compared with the 2004 period.

For the first six months of 2005, amounts of electricity, gas and steam delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased 1.9 percent, 3.2 percent and 2.5 percent, respectively, as compared with the 2004 period.

Refer to the attachments to this press release for the condensed consolidated balance sheets at June 30, 2005 and December 31, 2004 and the consolidated income statements for the three and six months ended June 30, 2005 and 2004. Additional information related to utility sales and revenues is available on the Con Edison Web site at www.conedison.com, select “Investor Information” and then select “Financial Reports.”

This press release contains forward-looking statements which reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $10 billion in annual revenues and $24 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy supply and services company; Con Edison Energy, a wholesale energy supply company; Con Edison Development, a company that owns and operates generating plants and participates in other infrastructure projects; and Con Edison Communications, a telecommunications infrastructure company and service provider.

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Attachment A

CONSOLIDATED EDISON, INC.

CONSOLIDATED BALANCE SHEET (Condensed)

(UNAUDITED)

	June 30, 2005		December 31, 2004
	(Millions of Dollars)
ASSETS
PLANT, AT ORIGINAL COST
Utility plant - net	$15,511		$15,168
Non-utility plant - net	860		873
Non-utility property held for sale	70		65

NET PLANT	16,441		16,106

CURRENT ASSETS
Cash and temporary cash investments	818	*	26
Accounts receivable - customers, less allowance for uncollectible accounts	735		741
Other receivables, less allowance for uncollectible accounts	179		198
Inventories	267		307
Prepayments	788		93
Current assets held for sale	9		5
Other current assets	660		339

TOTAL CURRENT ASSETS	3,456		1,709

INVESTMENTS	260		257

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Goodwill	406		406
Intangible assets - net	96		100
Prepaid pension costs	1,458		1,442
Regulatory assets	1,953		2,258
Other deferred charges and noncurrent assets	301		282

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	4,214		4,488

TOTAL ASSETS	$24,371		$22,560

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders’ equity	$7,146		$7,054
Preferred stock of subsidiary	213		213
Long-term debt	7,190		6,561

TOTAL CAPITALIZATION	14,549		13,828

NONCURRENT LIABILITIES
Provision for injuries and damages	181		180
Pension and retiree benefits	267		207
Superfund and other environmental costs	246		198
Noncurrent liabilities held for sale	6		5
Other noncurrent liabilities including minority interest	138		134

TOTAL NONCURRENT LIABILITIES	838		724

CURRENT LIABILITIES
Long-term debt due within one year	471		469
Notes payable	176		156
Accounts payable	1,685	*	920
Customer deposits	228		232
Current liabilities held for sale	9		11
Other current liabilities	630		434

TOTAL CURRENT LIABILITIES	3,199		2,222

DEFERRED CREDITS AND REGULATORY LIABILITIES
Deferred income taxes and investment tax credits	3,703		3,726
Regulatory liabilities and other deferred credits	2,082		2,060

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	5,785		5,786

TOTAL CAPITALIZATION AND LIABILITIES	$24,371		$22,560

*	Includes $734 million related to an outstanding prepayment of New York City property taxes.

Attachment B

Consolidated Edison, Inc.

CONSOLIDATED INCOME STATEMENT

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,651	$1,531	$3,164	$3,070
Gas	354	283	1,082	928
Steam	96	93	363	328
Non-utility	305	257	598	517

TOTAL OPERATING REVENUES	2,406	2,164	5,207	4,843

OPERATING EXPENSES
Purchased power	969	890	1,908	1,820
Fuel	139	134	331	319
Gas purchased for resale	201	155	653	557
Other operations and maintenance	405	359	819	737
Depreciation and amortization	146	137	287	273
Taxes, other than income taxes	281	255	551	537
Income taxes	39	46	149	153

TOTAL OPERATING EXPENSES	2,180	1,976	4,698	4,396

OPERATING INCOME	226	188	509	447

OTHER INCOME (DEDUCTIONS)
Investment and other income	11	4	16	16
Allowance for equity funds used during construction	—	6	8	12
Preferred stock dividend requirements of subsidiary	(3)	(3)	(6)	(6)
Other deductions	(4)	(3)	(10)	(6)
Income taxes	2	5	6	6

TOTAL OTHER INCOME (DEDUCTIONS)	6	9	14	22

INTEREST EXPENSE
Interest on long-term debt	113	106	219	214
Other interest	1	6	10	16
Allowance for borrowed funds used during construction	—	(4)	(6)	(8)

NET INTEREST EXPENSE	114	108	223	222

INCOME FROM CONTINUING OPERATIONS	118	89	300	247

LOSS FROM DISCONTINUED OPERATIONS (NET OF INCOME TAXES OF $2, $2, $2 and $4)	(3)	(3)	(3)	(6)

NET INCOME	$115	$86	$297	$241

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$0.48	$0.38	$1.23	$1.07
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)

Net income	$0.47	$0.37	$1.22	$1.05

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$0.48	$0.38	$1.23	$1.06
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)

Net income	$0.47	$0.37	$1.22	$1.04

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	243.4	234.0	243.1	230.6

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	244.2	234.9	243.8	231.6